UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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National Property Investors 8

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NATIONAL PROPERTY INVESTORS 8
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(800) 217-9608
Dear Limited Partner:
     National Property Investors 8, a California limited partnership (the “Partnership”), has entered into a purchase and sale contract (the “Purchase Agreement”) with Morrisville Apartments Partners, LLC, a North Carolina limited liability company (the “Purchaser”), to sell Huntington Athletic Club Apartments, a 212-unit apartment complex located in Morrisville, North Carolina (the “Property”), the last remaining property owned by the Partnership, for $10,500,000.
     We are writing to request your consent to the sale of the Property (the “Sale”) pursuant to the Purchase Agreement. Under the Partnership’s partnership agreement (the “Partnership Agreement”), the consent of limited partners owning more than 50% of the outstanding units of limited partnership interest (the “Units”) is required to approve the Sale. As of October 15, 2009, 44,882 Units were issued and outstanding. As of October 15, 2009, our affiliates own 27,792, or approximately 61.92% of the outstanding Units. As more fully described in this consent solicitation statement, 16,447 Units held by our affiliates are subject to a voting restriction, which requires these Units to be voted in proportion to the votes cast with respect to Units that are not subject to the voting restriction. Our affiliates have indicated that they will vote their other 11,345 Units, or approximately 25.28% of the outstanding Units, that are not subject to the voting restriction in favor of the Sale. Accordingly, the consent of limited partners owning at least 2,875, or approximately 6.41%, of the outstanding Units, is required to approve the Sale on the terms described in this Consent Solicitation. This Consent Solicitation contains information you should review before deciding whether to consent to the Sale. This Consent Solicitation is accompanied by a form of Consent of Limited Partner (the “Consent Form”) to be used to indicate your approval or disapproval of the Sale.
     After the Sale of the Property closes, the Partnership will be liquidated and dissolved as provided in the Partnership Agreement. Following the Sale of the Property, we estimate that there will be approximately $44 per Unit to distribute to the limited partners. See “Estimated Distribution of Sales Proceeds.” We expect the initial distribution will occur within 90 days after the closing of the Sale. The amount and timing of the distributions are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond our control.
     We recommend that you consent to the Sale. The Sale involves certain risks. See “Risk Factors” beginning on page 4 of this Consent Solicitation for a description of risks to consider in connection with the Sale.
     By consenting to the Sale, limited partners also authorize us to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).
     If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to limited partners, that if the Partnership does make any future distributions limited partners will receive distributions equal to their tax liability on taxable income allocable to them, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
     We are providing the attached consent solicitation statement in order to notify you of the background and terms of the Sale and to solicit your vote approving the Sale.
     The attached consent solicitation statement and the accompanying Consent of Limited Partner are first being mailed on or about October 19, 2009 to limited partners of record as of the close of business on October 15, 2009 (the “Record Date”).

     Your participation is very important. Please review this consent solicitation statement and return the enclosed Consent of Limited Partner in accordance with the instructions in this consent solicitation statement. Please note that this solicitation will expire on November 9, 2009 (the “Expiration Date”), unless extended. Your participation is very important. Please promptly return the accompanying Consent of Limited Partner using the enclosed postage-paid envelope so that your vote can be counted.
     If you have any questions or require any assistance in completing and returning the enclosed Consent Form, please contact the Solicitation Agent, The Altman Group, Inc., at its address set forth below.
Very truly yours,
NPI EQUITY INVESTMENTS, INC.,
a Florida corporation, Managing General Partner
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS CONSENT SOLICITATION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SOLICITATION AGENT IS:
THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:	By Facsimile:	For Information please call:

1200 Wall Street 3rd Floor Lyndhurst, NJ 07071	(201) 460-0050	TOLL FREE (800) 217-9608

SUMMARY TERM SHEET
     The following brief summary highlights material information regarding the proposed Sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of August 28, 2009, as amended on September 28, 2009 (as may be further amended, the “Purchase Agreement”), between Morrisville Apartments Partners, LLC, a North Carolina limited liability company, as the buyer (“Purchaser”), and the Partnership. This summary does not describe all of the details of the proposed Sale. We urge you to read this entire consent solicitation statement, which describes the Sale in more detail. We have also included in this summary references to the section of this consent solicitation statement in which you may find a more complete discussion. Unless otherwise indicated, references in this consent solicitation statement to “we,” “us,” “our” or the “Managing General Partner” refer to NPI Equity Investments, Inc., a Florida corporation, as the managing general partner of the Partnership.
•	Sale of Property. On August 28, 2009 (the “Effective Date”), the Partnership entered into the Purchase Agreement with the Purchaser for the Sale of the Property. The gross purchase price is $10,500,000 (subject to customary prorations and adjustments). The terms and conditions of the Purchase Agreement are described under “Summary of the Purchase Agreement.”

•	The Purchaser. If the Partnership’s limited partners approve the Sale, the Property will be sold to Morrisville Apartments Partners, LLC, a North Carolina limited liability company, in accordance with the terms, and subject to the conditions, of the Purchase Agreement. The Purchaser is in the business of investing in and operating residential rental housing. The Purchaser may assign its rights to acquire the Property to its affiliates subject to compliance with certain conditions and prior notice. See “The Purchaser.”

•	Purchase Price and Deposit. The gross purchase price of $10,500,000 is payable as follows: (i) the $100,000 initial deposit (the “Initial Deposit”) was made on the effective date of the Purchase Agreement, (ii) on or before the expiration of the Feasibility Period, which occurred on September 28, 2009, the Purchaser made an additional deposit of $100,000 (the “Additional Deposit” and, together with the Initial Deposit, the “Deposit”) and (iii) Purchaser will pay the balance (less the credit described below for the assumption of the outstanding first mortgage loan and second mortgage loan secured by the Property) at closing. If the Purchaser does not terminate the Purchase Agreement before the expiration of the Feasibility Period, the Deposit is non-refundable except to the limited extent as specified in the Purchase Agreement. At the closing, subject to certain conditions in the Purchase Agreement, the Purchaser will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the first mortgage loan and the second mortgage loan on the Property assumed by the Purchaser. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Purchase Price and Deposit.”

•	Closing. The closing of the transactions contemplated by the Purchase Agreement, including the sale of the Property, is currently scheduled to occur on or about November 12, 2009. The closing date is subject to extension at the option of the Purchaser or the Partnership pursuant to the terms of the Purchase Agreement. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Closing.”

•	Closing Conditions. The Partnership’s obligation to complete the sale of the Property is subject to customary conditions, including (i) the lender approval of the loan assumption and release of the Partnership and its affiliates (the “Loan Assumption Approval”), and (ii) obtaining all other consents (including that of the limited partners solicited by this consent solicitation), documentation and approvals necessary to consummate the transactions described in the Purchase Agreement. The Purchaser’s obligation to close the sale of the Property is also subject to customary conditions. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Conditions to the Parties’ Obligation to Close.”

•	Representations, Warranties and Covenants. The Purchase Agreement contains customary representations, warranties and covenants made by the Partnership. The Partnership’s representations and warranties survive for a period of nine months after the closing. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Representations and Warranties” and “—Covenants.”

•	Damages for Breach of Representations and Warranties. The liability of the Partnership for a breach of the Partnership’s representations and warranties is capped at $500,000. Additionally, Purchaser may not bring any claim for breach of a representation by the Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Representations and Warranties.”

•	Termination. The Purchase Agreement contains customary termination rights on behalf of the Purchaser and the Partnership, including the failure of certain closing conditions, events of default, failure to obtain the Loan Assumption Approval and certain other material matters with respect to the Property. See “SUMMARY OF THE PURCHASE AND SALE CONTRACT—Closing,” “—Conditions to the Parties’ Obligation to Close,” “—Default,” and “—Certain Other Termination Rights.”

•	Use of Proceeds. The Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness of the Partnership (other than the mortgage encumbering the Property which is being assumed by the Purchaser), transaction related costs and other liabilities of the Partnership and to make distributions to the partners, including the limited partners of the Partnership. After the payment by the Partnership of the outstanding indebtedness of the Partnership (other than the mortgage encumbering the Property which is being assumed by the Purchaser), transaction related costs and other liabilities of the Partnership, the Managing General Partner estimates that approximately $1,987,428 will be available for distribution to the partners of the Partnership, which will be available for distribution to the limited partners in accordance with the Partnership Agreement. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

•	Dissolution of the Partnership; Distribution to Limited Partners. The Property is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will be dissolved and we will wind up the affairs of the Partnership. We will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $44 per Unit, based on information available as of August 31, 2009. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond our control. We expect that the initial distribution of the net Sale proceeds to limited partners will be made within 90 days after the completion of the Sale of the Property. The timing of the distribution is also an estimate and the actual timing may be different. See “Estimated Distribution of Sales Proceeds.”

•	Required Consents. Under the Partnership Agreement, the Sale of the Property requires the consent of limited partners owning more than 50% of the outstanding Units. As of October 15, 2009, there were 44,882 Units, and affiliates of the Managing General Partner owned 27,792, or approximately 61.92% of the outstanding Units. As more fully described in this consent solicitation statement, 16,447 Units owned by our affiliates are subject to a voting restriction, which requires these Units to be voted in proportion to the votes made with respect to Units not subject to this restriction. Our affiliates have indicated that they will vote their other 11,345 Units, or approximately 25.28% of the outstanding Units, that are not subject to the voting restriction in favor of the Sale. Accordingly, the consent of limited partners owning at least 2,875, or approximately 6.41%, of the outstanding Units, is required to approve the Sale on the terms described in this consent solicitation statement. See “The Consent Solicitation.”

•	Managing General Partner’s Analysis and Recommendation. We recommends that the limited partners consent to the Sale, and we have approved the Purchase Agreement. See “Recommendation of the Managing General Partner.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income and the absence of an independent appraisal. See “Risk Factors.”

•	Tax Consequences. Limited partners will recognize taxable gain and loss, for federal and state income tax purposes, as a result of the Sale. Proceeds available for distribution to the limited partners from the Sale after repayment of the Partnership’s debts may be less than the tax liability resulting from the Sale. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY. See “Certain United States Federal Income Tax Consequences.”

•	Expiration Date. This solicitation will expire at 5:00 p.m. New York City time, on November 9, 2009, unless extended in writing by us, and you can tender your Consent Form until the solicitation expires. See “The Consent Solicitation — Solicitation Period.”

•	How to Consent. To consent to the Sale, mark the appropriate box on the Consent Form that accompanies this consent solicitation statement and send it to the Solicitation Agent, The Altman Group, Inc., at the address set forth at the bottom of the Consent Form. See “The Consent Solicitation — Consent Procedures.”

•	Revocation of Instructions. You may revoke the instructions set forth in your Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to the Expiration Date. See “The Consent Solicitation — Revocation of Instructions.”

•	For Assistance with Consent Form. For assistance in executing the Consent Form, please contact our Solicitation Agent, The Altman Group, Inc., at the address or the telephone number set forth on the first page of this Consent Solicitation and at the bottom of the Consent Form.

•	Additional Information. For additional information about the Partnership, see “The Partnership.” Please contact our Solicitation Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the proposed Sale.
FORWARD-LOOKING STATEMENTS
     Certain statement made in this consent solicitation statement and the documents incorporated herein by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual events and results could differ materially from our expectations as a result of many factors, including the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located, changes in federal and state tax laws that may create tax disadvantages for certain distributions, certain of which may be beyond or control, and those others identified from time to time in our reports and filings with the SEC. We urge you to review and consider the factors described above, as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this filing are also qualified by this cautionary statement and identified risks. Any estimate of the future performance of a business, such as the Partnership’s business or that of the Property, is forward-looking and based on assumptions, some of which inevitably will prove to be incorrect, and limited partners are therefore cautioned not to place undue reliance on our forward-looking statements.

RISK FACTORS
     There are risks and certain disadvantages to you of consenting to the Sale. You should consider the following risks carefully before deciding whether to consent to the Sale.
     Limited Partners will Recognize Taxable Gain and Loss from the Sale. Limited partners will recognize taxable gain and loss, for federal and state income tax purposes, as a result of the Sale and the liquidation of the Partnership. The ability to offset the potential gain against the expected loss is dependent upon each limited partner’s specific situation; accordingly, proceeds available for distribution to the limited partners from the Sale after repayment of the Partnership’s debts may be less than any tax liability resulting from the Sale and the liquidation of the Partnership. Certain possible tax consequences of the Sale are discussed in more detail below under “Certain United States Federal Income Tax Consequences.” The federal, state and local tax consequences to the limited partners of the Sale may be significant and adverse. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY.
     The Value of the Property Could be Adversely Affected if the Sale does not Occur. The proposed Sale of the Property may not occur for a number of reasons, some of which are beyond our control. The Sale is conditioned on customary closing conditions, such as receipt of consents and approvals of the limited partners and any other consents required under the Partnership’s organizational documents or by law, and no pending or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser. Failure of the Sale to occur could cause a perception in the market that the Property is worth less than the price in the Purchase Agreement with respect to the Property.
     Time Frame Regarding Sale of the Property. We considered whether or not to sell the Property after evaluating relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, we believe that the Sale would be advantageous given market conditions, the condition of the Property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to the limited partners relating to the Sale. However, we cannot predict or guarantee that now is the most advantageous time to sell the Property.
     The Managing General Partner and Its Affiliates Will Receive Certain Benefits from the Sale of the Property That Other Partners Will Not Receive and Have Certain Conflicts of Interest. As of August 31, 2009, we and our affiliates hold approximately $9,994 of Partnership indebtedness (consisting of reimbursable expenses), which will be repaid from the Sale proceeds.
     In addition, because a general partner also is liable generally for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Apartment Investment and Management Company, a publicly traded real estate investment trust (“AIMCO”) control the Managing General Partner and own approximately 61.92% of the outstanding Units of the Partnership as of October 15, 2009. This results in affiliates of AIMCO owning 62.30% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of October 15, 2009. Although we owe fiduciary duties to the limited partners of the Partnership, we also owes fiduciary duties to AIMCO, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties to the Partnership and its limited partners may come into conflict with our duties to AIMCO.
     The Managing General Partner Has Not Obtained Any Recent Appraisals of the Property. In the absence of an appraisal, we could be mistaken in believing that the purchase price for the Property under the Purchase Agreement is a fair price.
     If the Property is Sold, the Limited Partners Will Lose the Potential to Receive Future Distributions From the Property. If the Property is sold, the limited partners will no longer receive any future distributions from operating cash flow of the Property or upon a refinancing of the Property, if any.

REASONS FOR THE SALE
     We believe that the Sale is in the best interests of the limited partners and we have approved the Purchase Agreement. We came to this conclusion based on many factors, including the following:
•	The Sale terms were negotiated at arms-length with the Purchaser, which is an independent third party.

•	At existing Property rent levels, the Partnership may generate taxable income allocable to limited partners without distributing sufficient cash to limited partners to enable limited partners to pay their resulting tax liabilities.

•	We believe that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.

•	The Partnership has not made an operating cash distribution to the partners for at least the last three years, although distributions from the refinancing of the Property in December 2008 have been made in the current year.

•	There is no established trading market for the Units, and the Sale would provide immediate liquidity for limited partners.

•	Commencing with the tax year following the tax year in which the termination, dissolution and winding up of the Partnership have been completed, the limited partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1’s delivered by the Partnership.

•	The Property was completed in 1986, and given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate.

•	The purchase price to be paid by the Purchaser is higher than any of the other offers we received for the Property.

•	It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.
In addition to the foregoing factors, we considered the risks described above under the heading “Risk Factors” as countervailing factors.
ALTERNATIVES TO THE SALE; MARKETING
     In approving the Sale, we considered both the continued ownership and operation of the Property by the Partnership, and marketing the Property for sale to potential purchasers other than the Purchaser.
Continued Ownership and Operation of the Property
     Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to limited partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow you to participate in the net income of the Partnership (if any) and receive any net proceeds from a future sale of the Property. The Partnership did not make any distributions to limited partners in 2007 and 2008 or any distributions from operations for the first six months in 2009 (the only distribution made during that six-month period was some of the proceeds from the second mortgage loan obtained on the Property), and there can be no assurance that the Partnership will generate sufficient funds from operations, after planned capital improvement expenditures, to permit any additional distributions in 2009 or subsequent periods. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property. The primary disadvantage of continuing to operate the Property is that you would have limited liquidity with respect to your Units, for which there is no established trading market. Although certain persons (including affiliates of ours) have, in the past, made offers to purchase Units, no assurance can be given that any such offer would be made in the future or, if made, at what price.
Marketing the Property
     We marketed the Property to potentially interested parties. In February of 2009, we engaged Apartment Realty Advisors, a national apartment brokerage firm unaffiliated us (the “Broker”), to market the Property. We and our affiliates transact business with the Broker from time to time. The Broker marketed the Property nationally to individuals and organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. Prospective purchasers were invited to bid on individual projects. In April, 2009, the Broker received letters of intent from numerous potential purchasers. Neither we nor our affiliates bid on the Property. We evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property.
     The Broker received revised offers in July, 2009. After evaluating the offers, we selected the best offer for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. We chose to accept the offer by the Purchaser described in this consent solicitation statement based on these criteria.
ESTIMATED DISTRIBUTION OF SALES PROCEEDS
     Estimated Distributions from the Sale. We estimate that we will use the gross proceeds from the Sale as set forth below (subject, however, to such reductions in the purchase price by up to 10% and reallocations in the proceeds as determined by us, in our reasonable discretion, to address objections made by the Purchaser to the condition of the Property):

Gross purchase price	$10,500,000
Less: Credit for capital items	(57,000)
Plus: Cash and cash equivalents	37,034
Plus: Other partnership assets	55,054
Less: Mortgage debt, including accrued interest	(7,557,293)
Less: Accounts payable, accrued expenses and other liabilities	(185,115)*
Less: Estimated closing costs, including transfer taxes	(229,746)
Less: Reserve for contingencies	(208,860)
Less: Estimated nonresident withholding taxes	(366,645)

TOTAL	$1,987,428

Net proceeds distributable to all partners	$1,987,428
Percentage of proceeds allocable to limited partners	100%

Net proceeds distributable to limited partners	$1,987,428
Total number of Limited Partner Units	44,882

Distributable net proceeds per limited partner Unit	$44

*	$9,994 of this amount is payable to the Managing General Partner and/or its affiliates.
     These estimates assume that the closing of the sale occurred as of August 31, 2009, and are based on information known to us at this time. These figures will adjust based upon the fact that closing will occur after August 31, 2009. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership. In addition, the sale of the Property may require us to escrow part of the proceeds from the sale for some period of time if we agree with the Purchaser to do so.

     Estimated Tax Consequences of the Sale. This table summarizes our estimate of the amount of taxable gain or loss from operations and from the Sale and termination of the Partnership as well as the character or classification of such gain or loss, assuming the Sale is completed on August 31, 2009. These estimates below are not estimates of the tax liability that will be payable by the limited partners. Instead they are estimates of the gain or loss on which any tax liability or tax benefit will be determined. These estimates are based on information currently available to us. Actual results may vary from these estimates. The ability to offset the potential gain against the expected loss is dependent upon each limited partner’s specific situation; accordingly, each limited partner should consult his, her or its tax advisor regarding the tax consequences to him, her or it. See “Certain United States Federal Income Tax Consequences — Tax Consequences if the Property is Sold.”

Ordinary loss per Unit from operations	$4
Section 1250 gain per Unit upon Sale	$92
Capital loss per Unit upon liquidation	$59
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under California law or the Partnership Agreement in connection with the Sale.
REGULATORY APPROVALS
     Other than the filing and distribution of this consent solicitation statement, no regulatory approvals are required for the Sale.
ACCOUNTING TREATMENT
     The Partnership will account for the Sale as a sale for accounting purposes.
INTERESTS OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner is an affiliate of AIMCO. AIMCO and its affiliates, including the Managing General Partner, may have interests that conflict with the interests of the limited partners, with respect to the Sale.
     As of August 31, 2009, we and our affiliates hold approximately $9,994 of Partnership indebtedness (consisting of reimbursable expenses), which will be repaid from the Sale proceeds. In addition, because a general partner also is liable generally for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of AIMCO control us and own approximately 61.92% of the outstanding Units of the Partnership as of October 15, 2009. This results in affiliates of AIMCO owning 62.30% of the total outstanding partnership interests in the Partnership, including the general partnership interest, as of October 15, 2009. Although we owe fiduciary duties to the limited partners of the Partnership, we also owe fiduciary duties to AIMCO, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties to the Partnership and its limited partners may come into conflict with our duties to AIMCO.
RECOMMENDATION OF THE MANAGING GENERAL PARTNER
     We recommend that limited partners consent to the Sale. We are of the opinion that the Sale is in the best interests of, partners. See “Reasons For The Sale.”

THE CONSENT SOLICITATION
     We, on behalf of the Partnership, are soliciting consents from limited partners to approve the Sale pursuant to the Purchase Agreement. Your consent to the Sale will also be deemed to authorize us, in our discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase Agreement which, in our opinion, are necessary, appropriate or desirable in connection with the Sale and that do not materially and adversely affect the Partnership.
Consents Required for Sale
     Paragraph 16.2.5 of the Partnership Agreement provides that, except with certain exceptions that are inapplicable with respect to the proposed Sale, the sale of all or substantially all of the assets of the Partnership must be approved by limited partners who own more than 50% of the total outstanding Units.
     As of October 15, 2009, the Partnership had approximately 812 limited partners who collectively own 44,882 Units. Each Unit represents approximately 0.0022% of the outstanding limited partnership interest. As of such date, Aimco Properties and its affiliate, Aimco IPLP, hold 27,792, or approximately 61.92%, of the outstanding Units. A number of these Units were acquired pursuant to tender offers made by Aimco Properties or its affiliates. DeForest Ventures II L.P., from whom Aimco IPLP, an affiliate of Aimco Properties and the Managing General Partner, through Aimco’s merger with Insignia Financial Group, Inc., acquired 16,447 Units, had agreed for the benefit of third party unitholders, that it would vote these Units: (i) against any increase in compensation payable to the Managing General Partner or to its affiliates; and (ii) on all other matters submitted by it or its affiliates, in proportion to the votes cast by third party Unit holders. As a result of this voting restriction, these 16,447 Units owned by Aimco IPLP must be voted in proportion to the votes cast with respect to Units that are not subject to the voting restriction. Aimco Properties and its affiliates have indicated that they will vote their other 11,345 Units, or approximately 25.28% of the outstanding Units, that are not subject to the voting restriction in favor of the Sale. Accordingly, the consent of limited partners owning at least 2,875, or approximately 6.41%, of the outstanding Units, is required to approve the Sale on the terms described in this consent solicitation statement.
Record Date
     The Partnership has fixed October 15, 2009 as the Record Date for determining the limited partners entitled to consent to the Sale. Only limited partners of record on the Record Date may execute and deliver a Consent Form.
Solicitation of Consents
     This solicitation is being made by NPI Equity Investments, Inc., as the Managing General Partner, on behalf of the Partnership. We have retained The Altman Group, Inc. to act as our Solicitation Agent in connection with this consent solicitation. The Partnership will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the consent solicitation, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Consents may be solicited by mail, telephone, email and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Consent Solicitation and the enclosed Consent Form will be borne by the Partnership.
Solicitation Period
     The solicitation period will begin upon our mailing of this consent solicitation statement and will end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period. We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which consents are solicited hereunder. Notice of any such extension will promptly be disseminated to limited partners in a manner reasonably designed to inform limited partners of such extension.

Consent Procedures
     No meeting will be held with regard to the proposed Sale. Limited partners who desire to consent to the Sale should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the Consent Form, all in accordance with the instructions contained herein and therein.
     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. If you abstain from voting on the Sale, your abstention will have no effect on the Sale. YOUR CONSENT IS IMPORTANT. IF A CONSENT FORM IS DELIVERED AND NEITHER THE “CONSENTS,” THE “WITHHOLDS CONSENT” NOR THE “ABSTAINS” BOX IS MARKED WITH RESPECT TO THE PROPOSAL, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.
     PLEASE RETURN THE ACCOMPANYING CONSENT OF LIMITED PARTNER SO THAT YOUR VOTE CAN BE COUNTED.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units in the Partnership is registered. If the Units in the Partnership to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a limited partner’s right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent prior to the Expiration Date will be effective notwithstanding a record transfer of such Units in the Partnership subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
Revocation of Instructions
     Any limited partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as “Consents,” “Withholds Consent” or “Abstains,” as the case may be, for either proposal, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the limited partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.
THE PROPERTY
     General. The Property, Huntington Athletic Club, is a 212-unit apartment complex located in Morrisville, North Carolina. The Property has been owned and operated by the Partnership continuously since it was acquired in 1988.
     Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

	Average Annual Rental	Average Annual
	Rate (per unit)	Occupancy
2008	$8,621	95%
2007	$8,313	97%
INFORMATION ABOUT YOUR PARTNERSHIP
General Information
     National Property Investors 8 is a limited partnership organized under the laws of the State of California in October 1983. The Partnership is engaged in the business of operating and holding real estate properties for investment. NPI Equity Investments, Inc., a Florida corporation, became the Managing General partner of the Partnership on December 20, 1991. We are a subsidiary of AIMCO. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2021, unless terminated prior to such date. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.
     The Partnership does not have any employees and depends on us and our affiliates for the management and administration of all Partnership activities.
Limited Partners
     As of the Record Date, the Partnership had 812 holders of record owning an aggregate of 44,882 Units. Except as noted below, no person or entity was known by us to be the beneficial owner of more than 5% of the Units of the Partnership as of the Record Date.

Entity	Number of Units	Percentage
Aimco IPLP, L.P. (an affiliate of AIMCO)	17,072	38.04%
Aimco Properties, L.P. (an affiliate of AIMCO)	10,720	23.88%
     Aimco IPLP, L.P. (“Aimco IPLP”) is indirectly ultimately owned by AIMCO. Its business address is 55 Beattie Place, Greenville, South Carolina 29602.
     Aimco Properties, L.P. (“Aimco Properties”) is indirectly ultimately controlled by AIMCO. Its business address is 4582 S. Ulster St. Parkway, Suite 1100, Denver, Colorado 80237.
     As of the Record Date, none of our directors or officers owns, nor do the directors or officers as a group own any of the Partnership’s Units. No such director or officer had any right to acquire beneficial ownership of additional Units of the Partnership.

Trading Market
     There is not any established trading market for the Units.
Investment Portfolio
     The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s properties.

Property	Date of Purchase	Type of Ownership	Use
Huntington Athletic Club Apartments Morrisville, North Carolina	2/11/88	Fee ownership, subject to first and second mortgage	Apartment — 212 units
Distributions
     The Partnership made no distributions from operations during the six months ended June 30, 2009 or the years ended December 31, 2008 and 2007. The Partnership distributed approximately $700,000 (approximately $693,000 to the limited partners or $15.44 per Unit) from proceeds from the second mortgage obtained on the Property in the six months ended June 30, 2009.
Indebtedness
     The Property is encumbered by two mortgage loans with an aggregate unpaid balance of approximately $7,557,293 as of August 31, 2009. The Partnership has other indebtedness of $185,115 as of August 31, 2009, including $9,994 of indebtedness to us or our affiliates.
Financial Information
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2008 and 2007 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2009, the unaudited financial statements for the Partnership for the three months ended March 31, 2009 and 2008, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 15, 2009 (the “March 2009 10-Q”) and the unaudited financial statements for the Partnership for the six months ended June 30, 2009 and 2008, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 13, 2009 (the “June 2009 10-Q”). See “Where You Can Find More Information.”
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2008 10-K, the March 2009 10-Q and the June 2009 10-Q.
THE PURCHASER
     The Purchaser, a limited liability company, who is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. The Purchaser has its principal business address at P.O. Box 9886, Greensboro, North Carolina 27429. The phone number for the Purchaser is (336) 373-0028. The Purchaser may assign its rights to acquire the Property to its affiliates so long as the Purchaser is not released from its liability under the Purchase Agreement and the Purchaser provides written notice to the Partnership of any proposed assignment no later than five days prior to the closing date. The Purchaser has informed the Managing General Partner that it is in the business of investing in and operating residential rental housing. The Purchaser has informed the Managing General Partner that it plans to operate the Property following the sale.

SUMMARY OF THE PURCHASE AGREEMENT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this information statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     The Partnership has agreed to sell all of the Partnership’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Purchaser’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Purchaser has agreed to assume the Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
Purchase Price and Deposit
     The total gross purchase price for the Property is $10,500,000, subject to certain prorations and adjustments as set forth in the Purchase Agreement. The purchase price is payable as follows: (i) the $100,000 Initial Deposit was made on the effective date of the Purchase Agreement, (ii) the $100,000 Additional Deposit was made on or before the expiration of the Feasibility Period, which occurred on September 28, 2009 and (iii) Purchaser will pay the balance (less the credit described below for the assumption of the outstanding first mortgage loan and second mortgage loan secured by the Property) at closing. If the Purchaser does not terminate the Purchase Agreement before the expiration of the Feasibility Period, the Deposit is nonrefundable except to the limited extent as specified in the Purchase Agreement. At the closing, subject to certain conditions in the Purchase Agreement, Purchaser will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the first and second mortgages on the Property assumed by the Purchaser.
     The Purchaser is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the Partnership has received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Purchaser will receive a credit for such amounts at the closing.
Assumption of the Existing Loans on the Property by Purchaser
     The existing first mortgage loan from Federal Home Loan Mortgage Corporation (the “Lender”), in the stated principal amount of $5,548,680.93 (the “First Mortgage loan”), and the existing second mortgage loan from the Lender in the stated principal amount of $2,000,000 (the “Second Mortgage loan”), will each be assumed by the Purchaser upon the closing of the sale of the Property. The balance due on the First Mortgage loan and the Second Mortgage loan is $5,560,366 and $1,996,927 (in each case, principal and accrued but unpaid interest) as of August 31, 2009, respectively. The fees, costs and expenses included in connection with the assumption will be paid by the Purchaser.
Feasibility Period
     From the date of the execution of the Purchase Agreement to and including September 28, 2009 (as may be extended with the consent of both parties, the “Feasibility Period”), the Purchaser and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inspections and investigations concerning the Property; to confirm the suitability of the Property for Purchaser’s intended use and any other matters Purchaser wishes to confirm; and to review documents and records related to the Property, the Purchaser has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to the Purchaser’s or its consultants’ entry onto the Property and their inspections and investigations (but not for the mere discovery of a pre-existing condition at or with regard to the property).

     The Purchaser has the right to terminate the Purchase Agreement by giving written notice to that effect to the Partnership on or before the expiration of the Feasibility Period. If Purchaser provides such notice, the Purchase Agreement shall terminate and be of no further force and effect, and the Deposit shall be returned to the Purchaser. If the Purchaser fails to provide the Partnership with written notice of termination prior to the expiration of the Feasibility Period, the Purchaser’s right to terminate during the Feasibility Period shall be permanently waived, the Purchase Agreement shall remain in full force and effect and the Deposit shall be non-refundable except in the limited circumstances set forth in the Purchase Agreement.
Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires the Partnership to deliver certain documents to the Purchaser, including, but not limited to, (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Partnership is only responsible for payment of the basic premium for the title policy. The Purchaser is responsible for any costs in excess of the basic premium for procurement of the title policy, the title commitment and any requested endorsements and for the cost of a current survey or any update to the survey.
     The Purchaser has the right to give written notice to the Partnership of any objection the Purchaser had to any matter identified in the title documents or survey within twenty days after the execution of the Purchase Agreement.
     On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to the Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Purchaser wishes to terminate at closing. The Partnership is required to provide notices of termination for those contracts, and the effective date of each termination shall be no later than the closing date, or such later date as is required by the express terms of the contract. If any such contract cannot, by its terms, be terminated, Purchaser shall assume such contract. Any contract not identified by Purchaser in such notice and any contract that cannot be terminated by the express terms of the contract until after the closing date shall be assumed by Purchaser. Purchaser is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated up to $5,000 per contract, and the Partnership will pay the balance. The Purchaser is responsible for obtaining any necessary consents with respect to any contracts related to the Property assumed by Purchaser, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to the Purchaser’s failure to obtain any such consent.
Closing
     The Purchaser agreed to assume both the First Mortgage loans and the Second Mortgage loan and to accept title to the Property at closing subject to the related deeds of trust. The Purchaser has until October 28, 2009 (as may be extended as described below, the “Loan Approval Period”) to obtain approval from the existing lenders to assume the mortgage loans and release the Partnership (the Loan Assumption Approval). The Purchaser has the right to extend the Loan Approval Period twice, in each case for a period of 15 days, by delivering on or before two business days before the end of the existing Loan Approval Period, written notice of such extension to the Partnership and by making an additional deposit (for each such extension when exercised) of $20,000 (which shall immediately become part of the Deposit for all purposes of the Purchase Agreement). If the Purchaser fully complies with the other terms of the Purchase Agreement and the requirements of the assumed deeds of trust in connection with obtaining the loan assumption, uses its best efforts to obtain the Loan Assumption Approval but does not obtain the consent of the Lender to the loan assumption on terms and conditions that are commercially reasonable and do not impose new material adverse conditions on the Purchaser during the Loan Approval Period, then the Purchaser may give the escrow agent notice terminating the Purchase Agreement based solely on the fact that the loan assumption has not been approved, in which case the Purchase Agreement will be terminated (except for provisions that survive termination) and the Deposit will be returned to the Purchaser. If Purchaser fails to provide written notice of termination prior to the expiration of the Loan Approval Period in strict accordance with the notice provisions of the Purchase Agreement, the Purchase Agreement remains in full force and effect, the deposit will be non-refundable, and the Purchaser’s obligation to obtain the Lender’s approval of the loan assumption and to close the transaction and purchase the Property will be non-contingent and unconditional except for the limited circumstances described in the Purchase Agreement. If the loan assumption is not obtained and the closing has not occurred on or before the closing date, the Purchaser will be in default under the Purchase Agreement and the Partnership will be entitled to terminate the Purchase Agreement and the Deposit will be immediately released to the Partnership. The closing is also subject to other customary closing conditions and deliveries and may be accelerated with the parties’ consent.
     The expected closing date for the Property is November 12, 2009 (15 days after the expiration of the Loan Approval Period). As described above, the Purchaser has the right to extend the Loan Approval Period twice by making an additional deposit in the amount of $20,000 for each extension period, in each case for a period of 15 days, which would extend the closing date by a corresponding number of days. The Partnership has the option to extend the closing date to the last business day of the month in which the closing date would otherwise occur in connection with the Loan Assumption Approval. The Partnership may also extend the closing date for an additional 45 days without penalty.
Closing Prorations and Post Closing Adjustments
     With respect to each property, all normal and customarily proratable items will be prorated as of the closing date. The Partnership or the Purchaser may request an adjustment of any prorated item, with the exception of real property taxes which will be final and not subject to readjustment, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains customary representations and warranties by the Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; accuracy of the Property’s rent roll and contracts list (including completeness and absence of material default); and hazardous and toxic materials. The Partnership’s representations and warranties survive for a period of nine months after the closing. Except for the Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Partnership’s liability for any breach of a representation or warranty by the Partnership is capped at $500,000. Additionally, the Purchaser agreed not to bring any claim for breach of a representation by the Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains customary representations and warranties by the Purchaser.
Covenants
     The Partnership has agreed to certain covenants which may affect the operation of the Partnership prior to closing, including: agreeing to operate the Property in the ordinary course of business, agreeing to restrictions on the making of material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances. The Partnership has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: a commitment to endeavor to provide the Purchaser with an updated rent roll upon request (but no more frequently than once every two weeks) prior to closing.
Conditions to the Parties’ Obligation to Close
     Partnership’s Conditions to Closing
     The Partnership’s obligation to complete the sale of the Property is subject to customary conditions. Such conditions include, among other things, the following:

• The Partnership shall have received all consents (including the consent of the limited partners of the Partnership solicited by this consent solicitation statement), documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement;
• There shall not be any pending, or to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Purchaser to be illegal, void or nonbinding; and
• The Purchaser shall have received Lender approval of the assumption by the Purchaser of the First Mortgage loan and the Second Mortgage loan secured by the Property and the release of the Partnership and its affiliates from liability thereunder.
     If the conditions to closing fail with respect to the Property, then the Partnership may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the Deposit may or may not be returned to the Purchaser, depending on the circumstances surrounding the failure of the specific condition.
     Purchaser’s Conditions to Closing
     The Purchaser’s obligation to complete the sale of the Property also is subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Purchase Agreement, Purchaser has the option of either waiving such condition or terminating the Purchase Agreement and receiving the Deposit back, subject to Purchaser’s obligation to return due diligence materials provided to the Purchaser.
Risk of Loss
     The Partnership has no obligation to repair any loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $750,000 and shall notify the Purchaser in writing of such damages. The Purchaser may elect to terminate the Purchase Agreement, with respect to the Property, within ten days after notification of a casualty loss in excess of $750,000. With respect to any loss or damage less than or equal to $750,000, the Partnership will either complete repairs if possible prior to the closing date or assign any insurance proceeds to the Purchaser. The Partnership must maintain in full force and effect until the closing date all existing insurance coverage on the Property.
Default
     If the Purchaser defaults on its obligations to deliver when required any required deposit, the purchase price or any other specified deliveries, the Purchaser will forfeit its Deposit to the Partnership, and neither the Purchaser nor the Partnership will be obligated to proceed with the purchase and sale of the Property. The Partnership has waived the remedies of specific performance and additional damages for defaults from the Purchaser (other than with respect to certain indemnification obligations on the part of the Purchaser as set forth in the Purchase Agreement).
     If the Partnership, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement for the Property (and receive reimbursement for direct and actual out-of-pocket expenses and costs in connection with the transaction, which shall not exceed $50,000 in the aggregate), or (ii) subject to the terms and conditions of the Purchase Agreement, seeking specific performance of the Partnership’s obligations pursuant to the Purchase Agreement (but not damages).
Certain Other Termination Rights
     The Purchaser has the right to terminate the Purchase Agreement with respect to the Property upon major property damage to the Property (cost of repairs to exceed $750,000) or condemnation of a material portion of the Property. In the event Purchaser elects not to terminate the Purchase Agreement, Purchaser will receive at the

Partnership’s election either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price for the damaged Property in the amount of any deductible payable by the Partnership in connection therewith (less any amount which may have already been spent by the Partnership for repairs) or (ii) a credit against the purchase price for the damaged Property for the full replacement costs of repair to the Property (less any amount which may have already been spent by the Partnership for repairs).
Expenses and Closing Costs
     With respect to the Property, the Purchaser will pay (i) all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees, endorsement fees, fees described in the assumed loan documents, and any other fees imposed by Lender that are reasonable and customary to release the Partnership of all liability under the First Mortgage loan and the Second Mortgage loan) imposed or charged by the Lender or its counsel, if applicable; (ii) any mortgage or similar taxes on new financing obtained by the Purchaser; (iii) any taxes associated with the assumed deeds of trust; (iv) any premiums or fees required to be paid by the Purchaser with respect to the title policy; (v) one-half of the customary closing costs; and (vi) cancellation fees or penalties due to any vendor under any terminated contract as a result of the termination thereof (up to $5,000 per terminated contract). The Partnership will pay (i) the base premium for the title policy; (ii) one-half of the customary closing costs; (iii) sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property; and (iv) to the extent not required to be paid by the Purchaser, cancellation fees or penalties due to any vendor under any terminated contract as a result of the termination thereof.
Assignment
     With the exception of an assignment to an affiliate of the Purchaser (in which the Purchaser provides written notice to the Partnership of any proposed assignment no later than five days prior to the closing date) or in connection with a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Partnership.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up as required by the terms of the Partnership Agreement and applicable law. The Partnership will reserve a portion of the proceeds of the Sale to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. The Partnership also will reserve a portion of the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership. See also “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of the Sale may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the Sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the limited partners from the Sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     The following discussion assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association taxable as a corporation, any cash available for distribution after the Sale would be reduced substantially and the tax consequences would be materially different than described below.
Tax Consequences if the Property is Sold
     The Partnership will recognize I.R.C. Section 1231 gain (as defined below) from the sale of the Property to the extent that the amount the Partnership realizes from the Sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the Sale includes the sum of cash it receives from Purchaser plus the fair market value of any property it receives other than money. If Purchaser assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Estimated Distribution of Sales Proceeds” and “Summary of the Purchase Agreement—Expenses and Closing Costs.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain recognized by the Partnership generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years. If that were to occur, such limited partner may be unable to offset the gain on the Sale against the estimated capital losses outlined above because of limitations applicable to capital losses. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until the losses can be used. The deductibility of losses is complicated, and each limited partner is urged to consult his, her or its tax advisor. In addition, if the liquidation of the Partnership occurs in a different tax year than the Sale, limited partners will be unable to offset the gain from the Sale of the Property against the estimated capital loss on the liquidation.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates. This gain should be taxed as unrecaptured I.R.C. Section 1250 gain unless the limited partner has unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years, as discussed above.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items potentially may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. As indicated above, the Managing General Partner estimates that the limited partners will be allocated a loss of $4 per Unit and will have a capital loss upon liquidation of Units of $59 per Unit. Subject to the limitations discussed above, these estimated losses may be available to offset the full amount of estimated unrecaptured I.R.C. Section 1250 gain on the Sale of $92 per Unit. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
Distributions of Cash in Liquidation of Units
     A distribution of cash by the Partnership to a limited partner in liquidation of Units will be treated as an amount realized from a sale of the limited partner’s Units and will result in taxable gain only to the extent that the cash distribution exceeds the limited partner’s adjusted tax basis in his, her or its Units and will result in taxable loss to the extent that the cash distribution is less than the limited partner’s adjusted tax basis in his, her or its Units. Generally, any gain or loss recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain or capital loss. As indicated above, the Managing General Partner estimates that the limited partners will have a capital loss upon liquidation of the Units of $59 per Unit on account of syndication fees that are nondeductible at the Partnership level.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the tax liability resulting from the Sale. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
Tax Consequences if the Property is Not Sold
     The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to pay management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
FEES AND EXPENSES
     The Partnership will pay all expenses incurred in connection with this consent solicitation (including the cost of preparing, assembling, printing and mailing this consent solicitation statement), the Sale of the Property and the liquidation and winding up of the Partnership. The estimated fees and expenses associated with the Sale and the liquidation and winding-up of the Partnership are included in the table set forth under “Estimated Distribution of Sales Proceeds.” The fee of the Solicitation Agent is estimated to be $3,000, plus reimbursement for reasonable expenses and will be borne by the Partnership.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement, including copies of all documents incorporated by reference into this information statement, to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o The Altman Group
1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071

By telephone:	(800) 217-9608

By facsimile:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of this information statement.
WHERE YOU CAN FIND MORE INFORMATION
     Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2008 and 2007 fiscal years set forth in Part II, Item 7 of the Partnership’s 2008 10-K, the Partnership’s unaudited financial statements for the three months ended March 31, 2009 and 2008, set forth in Part I of the March 2009 10-Q and the Partnership’s unaudited financial statements for the six months ended June 30, 2009 and 2008, set forth in Part I of the June 2009 10-Q.
     The Partnership and certain of its affiliates are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC relating to the business, financial condition and other matters of each of the foregoing entities. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the

Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20002 at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
THE SOLICITATION AGENT IS:
THE ALTMAN GROUP, INC.
The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(201) 460-0050 (Facsimile)
(800) 217-9608 (Telephone—Toll Free)

NATIONAL PROPERTY INVESTORS 8
CONSENT OF LIMITED PARTNER
This consent is solicited by NPI Equity Investments, Inc., a Florida corporation and the Managing General partner (the “Managing General Partner”) of National Property Investors 8, a California limited partnership (the “Partnership”). The Managing General Partner recommends that limited partners CONSENT to the Sale. This Consent Form when properly executed will be voted in the manner directed herein by the undersigned. If no election is specified with respect to the proposal, any otherwise properly completed and signed consent form will be deemed to be a CONSENT to the proposed Sale.
The undersigned, a limited partner of the Partnership, acting with respect to all the units of limited partnership interest in the Partnership owned by the undersigned, hereby:

☐ Consents	☐ Withholds Consent	☐ Abstains
to the sale of Huntington Athletic Club Apartments located in Morrisville, North Carolina as more fully described in the consent solicitation statement, dated October 19, 2009 (the “Consent Solicitation Statement”). The undersigned hereby acknowledges receipt of the Consent Solicitation Statement.
By consenting to the Sale, the undersigned authorizes the Managing General Partner, in it discretion, to reduce the purchase price for the Property up to 10% and to make any other amendments to the purchase and sale contract for the Property which, in its opinion, are necessary or desirable in connection with the sale of the Property and that do not materially and adversely affect the Partnership. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Consent Solicitation Statement.
The undersigned hereby constitutes and appoints the Managing General Partner as his or her attorney-in-fact for the purpose of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this consent solicitation or in order to implement the actions set forth above.
     Dated:

Type or Print Name or Individual or Entity

By:

Signature

Type or Print Name of Person Signing

Capacity

Telephone Number
     Please sign exactly as you hold your interest in the Partnership. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

A fully completed, signed and dated consent form should be sent by facsimile, by hand, by mail or by overnight courier to:

	By Hand By Mail or By	For Information, Please
By Facsimile:	Overnight Courier:	Call:

(201) 460-0050	The Altman Group, Inc.	(800) 217-9608
1200 Wall Street, 3rd Floor
Lyndhurst, NJ 07071
To save the Partnership additional consent solicitation expenses, please sign, date and return this consent promptly using the enclosed postage-paid envelope.